EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 2, 2003

BETWEEN

BANKNORTH GROUP, INC.,

AND

FIRST & OCEAN BANCORP

TABLE OF CONTENTS

Page No.

RECITALS
ARTICLE I
CERTAIN DEFINITIONS
1.01. Certain Definitions	1
ARTICLE II
THE MERGER
2.01. The Merger	7
2.02. Effective Date and Effective Time; Closing	8
ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES
3.01. Merger Consideration	8
3.02. Rights as Shareholders; Stock Transfers	9
3.03. Dissenting Shares	9
3.04. Exchange Procedures	9
3.05. Company Options	10
ARTICLE IV
ACTIONS PENDING ACQUISITION
4.01. Covenants of the Company	11
4.02. Covenants of Parent	14
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01. Representations and Warranties of the Company	15
5.02. Representations and Warranties of Parent	29

ii

Page No.

9.08. Severability	46
9.09. Enforcement of the Agreement	46
9.10. Interpretation	47
9.11. Assignment	47
9.12. Alternative Structure	47
ANNEX A	Form of Shareholder Agreement
ANNEX B	Form of Termination and Release Agreement among Parent, the Company, the Company Bank and David S. Outhouse
ANNEX C	Form of Noncompetition Agreement between Parent and David S. Outhouse

iii

     AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2003 (the “Agreement”), between Banknorth Group, Inc. (“Parent”), a Maine corporation, and First & Ocean BanCorp (the “Company”), a Massachusetts corporation.

RECITALS

          WHEREAS, the respective Boards of Directors of each of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for herein; and

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and also to prescribe certain conditions to the consummation of such transactions; and

          WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which the Shareholders have agreed, among other things, to vote their shares of Company Common Stock in favor of this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

     1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the Transactions contemplated hereunder) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the Company or any of its Subsidiaries in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the Transactions contemplated hereunder) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the Company or any of its Subsidiaries in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Merger Agreement” has the meaning set forth in Section 6.10.

“Bank Merger” has the meaning set forth in Section 6.10.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or the Commonwealth of Massachusetts are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Articles” means the Articles of Organization of the Company, as amended.

“Company Bank” means First & Ocean National Bank, a national banking association.

“Company Benefit Plans” has the meaning set forth in Section 5.01(o)(i).

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Bylaws of the Company, as amended.

“Company Common Stock” means the common stock, $12.50 par value per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth at the beginning of Section 5.01.

“Company Employees” has the meaning set forth in Section 5.01(o)(i).

“Company ESOP” means the Company’s Employee Stock Ownership Plan.

“Company Financial Advisor” means Ryan, Beck & Co.

“Company Financial Statements” has the meaning set forth in Section 5.01(g).

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code) of which the Company is the common Parent.

“Company Loan Property” has the meaning set forth in Section 5.01(q).

“Company Meeting” has the meaning set forth in Section 6.02.

“Company Preferred Stock” means the preferred stock, $12.50 par value per share, of the Company.

“Company Options” means the options to acquire Company Common Stock issued under the Company Stock Option Plan.

“Company Pension Plan” has the meaning set forth in Section 5.01(o)(ii).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Option Plan” means the Company’s 1999 Stock Option Plan.

“Confidentiality Agreement” has the meaning set forth in Section 6.05(b).

“Derivative Transactions” has the meaning set forth in Section 5.01(t)(iii).

“Dissenting Shares” has the meaning set forth in Section 3.03.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Environmental Laws” has the meaning set forth in Section 5.01(q).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.01(o)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means American Stock Transfer & Trust Company, or such other exchange agent as may be designated by Parent and reasonably acceptable to the Company to act as agent for purposes of conducting the exchange procedures described in Section 3.04.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.01(q).

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 6.08(a).

“Insurance Amount” has the meaning set forth in Section 6.08(c).

“Insurance Policies” has the meaning set forth in Section 5.01(y)(i).

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person.

“Leases” has the meaning set forth in Section 5.01(v)(ii).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 5.01(u)(i).

“Maine Superintendent” means the Superintendent of the Bureau of Banking of the State of Maine.

“Massachusetts Board” means the Massachusetts Board of Bank Incorporation.

“Material Adverse Effect” means (a) with respect to the Company, any effect that is material and adverse to the financial position, results of operations or business of the Company and its Subsidiaries taken as a whole or which would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially impairs the ability of the Company or the Company Bank to consummate the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii)

changes in general economic conditions (including interest rates) affecting banks or bank holding companies generally, (iv) any modifications or changes to valuation policies and practices in connection with the Transactions or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the Transactions and (vi) the effects of any action or omission taken with the prior consent of Parent or as otherwise expressly permitted or contemplated by this Agreement; and (b) with respect to Parent, any effect that materially impairs the ability of Parent or Parent Bank to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impairs the ability of Parent, Parent Bank or Parent Sub to consummate the Transactions.

“Material Contracts” has the meaning set forth in Section 5.01(m)(i).

“MBCL” means the Massachusetts Business Corporation Law, as amended.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“MHPF” means the Massachusetts Housing Partnership Fund.

“National Bank Act” means the National Bank Act, as amended.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“New Hampshire Bank Commissioner” means the Bank Commissioner of the State of New Hampshire.

“OCC” means the Office of the Comptroller of the Currency.

“OREO” has the meaning set forth in Section 5.01(u)(i).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Bank” means Banknorth, National Association and any successor thereto.

“Parent Benefit Plans” has the meaning set forth in Section 6.09(a).

“Parent Board” means the Board of Directors of Parent.

“Parent SEC Reports” has the meaning set forth in Section 5.02(h).

“Parent Sub” means a Massachusetts corporation to be formed and wholly-owned by Parent as a transitory Subsidiary to effect the Merger.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement” means the proxy statement, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Script” means any script which immediately prior to the Effective Time represented fractional shares of Company Common Stock.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director of the Company.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party, provided, however, that in no event shall the term “Subsidiary” include, with respect to the Company, the Company ESOP.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the Company’s shareholders than the Merger, (ii) that constitutes a transaction that, in the Company Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board based on a written opinion, with only customary qualifications, from a nationally-recognized investment banking firm serving as financial advisor to the Company, is highly likely to be obtained by such third party.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Transactions” means the Merger and the Bank Merger.

“Treasury Stock” means shares of Company Stock held by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

ARTICLE II

THE MERGER

     2.01. The Merger.

     (a)  The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Parent Sub shall merge with and into the Company in accordance with Section 78 of the MBCL (the “Merger”), the separate corporate existence of Parent Sub shall cease and the Company shall survive and continue to exist as a corporation incorporated under the MBCL (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

     (b)  Name. The name of the Surviving Corporation shall be “First & Ocean BanCorp”.

     (c)  Articles and Bylaws. The articles of organization and bylaws of the Surviving Corporation immediately after the Merger shall be the Company Articles and the Company Bylaws as in effect immediately prior to the Merger.

     (d)  Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation immediately after the Merger shall be the directors and officers of Parent Sub immediately prior to the Merger, until such time as their successors shall be duly elected and qualified.

     (e)  Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Company Articles immediately prior to the Merger.

     (f)  Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in Section 80 of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Parent Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Parent Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     (g)  Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Parent Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Parent Sub, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

     2.02. Effective Date and Effective Time; Closing.

     (a)  Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days following such satisfaction or waiver and (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filing or on such date as may be specified therein. The date of such filing or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

     (b)  A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and the Company the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

     3.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

     (a)  Outstanding Company Common Stock. With the exception of Treasury Stock and any Dissenting Shares, (i) each whole share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive $176.00 in cash, without interest, and (ii) each fractional share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive an amount in cash, without interest, determined by multiplying the fractional share by $176.00, rounded to the nearest whole cent (collectively, the “Merger Consideration”).

     (b)  Outstanding Parent Sub Common Stock. Each share of Parent Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Company Common Stock.

     (c)  Treasury Stock. Each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.02. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Merger Consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock.

     3.03. Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his or her right to dissent from the Merger under the MBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into, or represent a right to receive, the Merger Consideration specified in Section 3.01(a) hereof, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the MBCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the aggregate Merger Consideration to which such holder would be entitled pursuant to Section 3.01(a) hereof. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

     3.04. Exchange Procedures.

     (a)  No later than five (5) Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail or make available to each holder of record of a Certificate or Script a notice and letter of transmittal reasonably satisfactory to the Company disclosing the effectiveness of the Merger and the procedure for exchanging Certificates and Script for the Merger Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates and/or Script to the Exchange Agent.

     (b)  At or prior to the Effective Time, Parent shall deliver, or cause Parent Bank to deliver, by wire transfer in immediately available funds, to the Exchange Agent for the benefit of the holders of Certificates and/or Script (other than the holders of Dissenting Shares and Treasury Stock) an amount of cash equal to the aggregate Merger Consideration for payment of the aggregate Merger Consideration to such holders of Certificates and/or Script.

     (c)  Each holder of any outstanding Certificate and/or Script (other than holders of Dissenting Shares and Treasury Stock) who surrenders such Certificate and/or Script to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the prompt payment of the Merger Consideration. The Exchange Agent shall accept Certificates and Script upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate and Script which is not surrendered to the Exchange Agent shall, except as provided in Section 3.03, evidence ownership of only the right to receive the Merger Consideration without interest.

     (d)  The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver the Merger Consideration until the holder surrenders a Certificate or Script as provided in this Section 3.04, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by the Exchange Agent or Parent. If any check is to be issued in a name other than that in which the Certificate or Script is registered, it shall be a condition of the issuance thereof that the Certificate or Script so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate or Script and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check in any name other than that of the registered holder of the Certificate or Script surrendered or otherwise establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (e)  Any portion of the cash delivered to the Exchange Agent by Parent or Parent Bank pursuant to Section 3.04(b) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time shall be delivered by the Exchange Agent to Parent or Parent Bank, as applicable. Any shareholders of the Company who have not theretofore complied with Section 3.04(c) shall thereafter look only to Parent for the Merger Consideration. If outstanding Certificates or Script are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent or Parent Bank, as applicable (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Company Common Stock represented by any Certificate or Script for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent, Parent Bank and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

     (f)  The Exchange Agent, Parent or Parent Bank shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates and/or Script such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any state, local or foreign tax law or regulation thereunder. To the extent that amounts are so withheld by the Exchange Agent, Parent or Parent Bank, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates and/or Script in respect of which such deduction and withholding was made.

     3.05. Company Options. Prior to and effective as of the Effective Time, the Company shall take all such action as is necessary to terminate, subject to compliance with this Section 3.05, the Company Stock Option Plan and shall provide written notice to each holder of a then-outstanding Company Option (whether or not such Company Option is then vested or exercisable), that such Company Option shall be, as at the date of such notice, exercisable in full and that such Company Option shall terminate at the Effective Time and that, if such Company Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of such Company Option a cash payment from the Company at the Closing in an amount equal to the excess of the Merger Consideration over the per share exercise price of such Company Option, including any fractional shares of Company Common Stock, multiplied by the number of shares of Company Common Stock covered by such Company Option, subject to any required withholding of taxes. The Company shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding Company Option with regard to the cancellation of such Company Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the Company Stock Option Plan and all Company Options issued thereunder shall terminate at the Effective Time.

ARTICLE IV

ACTIONS PENDING ACQUISITION

     4.01. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. The Company will use its reasonable best efforts to (i) preserve its business organization and that of its Subsidiaries intact, (ii) keep available to itself and Parent the present services of the current officers and employees of the Company and its Subsidiaries and (iii) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 4.01 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

     (a)  Capital Stock. Other than pursuant to the exercise of Company Options set forth in Section 5.01(b) of the Company Disclosure Schedule and allocations of Company Common Stock in accordance with the terms of the Company ESOP in the ordinary course of business consistent with past practice, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

     (b)  Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock, other than (A) a per share cash dividend, payable to holders of record of the Company Common Stock on October 1, 2003, in an amount not greater than the quotient, rounded to the nearest whole cent, determined by dividing $425,236 by the number of shares of Company Common Stock outstanding on October 1, 2003, (B) provided that the Closing Date has not occurred on or before April 1, 2004, a per share cash dividend, payable to holders of record of the Company Common Stock on April 1, 2004, in an amount not greater than the quotient, rounded to the nearest whole cent, determined by dividing (x) the Company’s net income for the six months ended December 31, 2003 (as agreed to by the Company’s independent accountants) times .35 by (y) the number of shares of Company Common Stock outstanding on April 1, 2004, and (C) dividends from wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

     (c)  Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director,

officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 4%, (ii) the Company may pay discretionary bonuses for calendar 2003 to employees of the Company and the Company Bank in the ordinary course of business and consistent with past practice, provided that such bonuses do not exceed $184,000 in the aggregate (exclusive of bonuses to be paid to three production-based lenders in accordance with the 2003 formula-based plan previously provided by the Company to Parent) and that such bonuses shall be paid on the Closing Date in the event that the Closing Date occurs on or before December 31, 2003 and (iii) the Company shall be permitted to make cash contributions to the Company ESOP and the 401(k) Plan of the Company for calendar 2003 in the ordinary course of business consistent with past practice.

     (d)  Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(d) of the Company Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable.

     (e)  Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice and consultation with respect thereto to Parent, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the Company Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

     (f)  Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

     (g)  Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

     (h)  Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

     (i)  Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

     (j)  Governing Documents. Amend the Company Articles or Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.

     (k)  Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

     (l)  Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

     (m)  Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company or any of its Subsidiaries.

     (n)  Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

     (o)  Derivatives Transactions. Enter into any Derivatives Transaction, except in the ordinary course of business consistent with past practice.

     (p)  Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

     (q)  Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

     (r)  Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(r) of the Company Disclosure Schedule, (i) make any Loan (as defined in Section 5.01(u)(i)) secured by undeveloped land or (ii) make, renegotiate, renew, increase, extend, modify or purchase any Loan other than in the ordinary course of business consistent with past practice.

     (s)  Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

     (t)  Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subparagraph (t), “material” shall mean affecting or relating to $50,000 of taxable income.

     (u)  Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by the Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which any of them is a party or by which any of them or their respective properties is bound.

     (v)  Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

     (w)  Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

     (x)  Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

     4.02. Covenants of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

     (a)  Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

     (b)  Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

     5.01 Representations and Warranties of the Company. Except as set forth in a schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV, the Company hereby represents and warrants to Parent as follows:

     (a)  Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company Articles and Company Bylaws, copies of which have been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b)  Company Capital Stock. The authorized capital stock of the Company consists solely of 450,000 shares of Company Common Stock, of which 274,235.299704 shares are outstanding as of the date hereof, and 50,000 shares of Company Preferred Stock, of which no shares are outstanding. As of the date hereof, 17,055.085 shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company and no shares of Company Stock were reserved for issuance, other than 24,367.5225 shares of Company Common Stock reserved for issuance upon the exercise of Company Options in accordance with their terms. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.01(b) of the Company Disclosure Schedule sets forth for each Company Stock Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in this Section 5.01(b), the Company does not have any Rights issued or outstanding with respect to Company Stock and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights.

     (c)  Subsidiaries.

(i) (A) Section 5.01(c)(i) of the Company Disclosure Schedule lists all of the Company’s Subsidiaries and the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or any of its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company’s rights to vote or to dispose of such securities and (F) all the equity securities of the Company’s Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

(ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

(iii) Each of the Company’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(iv) The Company Bank is the only Subsidiary of the Company that is an insured depository institution. The deposit accounts of the Company Bank are insured by the Bank Insurance Fund to the maximum extent provided by applicable law, and the Company Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

     (d)  Corporate Power; Minute Books. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Company’s shareholders of this Agreement. The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 1999 of their respective shareholders and boards of directors (including committees of their respective boards of directors).

     (e)  Corporate Authority. Subject to the approval of this Agreement by the shareholders of the Company, this Agreement and the Transactions have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company Board has directed that this Agreement be submitted to the Company’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of two thirds of the outstanding shares of Company Common Stock, no other vote of the shareholders of the Company is required by law, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the Transactions. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

     (f)  Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company and the Company Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transactions, except for (A) filings of applications or notices with, and consents, approvals or waivers by, the Federal Reserve Board, the OCC, the FDIC, the Maine Superintendent, the New Hampshire Bank Commissioner, the Massachusetts Board and the MHPF, (B) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL, (C) the approval of this Agreement by the holders of the outstanding shares of Company Common Stock and (D) as set forth in Section 5.01(f)(i) of the Company Disclosure Schedule. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Company and the Company Bank, as applicable, and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     (g)  Financial Statements. The Company has previously made available to Parent copies of (i) the consolidated statements of condition of the Company and its Subsidiaries as of December 31 for the fiscal years 2000 through 2002, inclusive, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000 through 2002, inclusive, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C. (“SMC”), independent public accountants with respect to the Company, and (ii) the unaudited consolidated statements of condition of the Company and its Subsidiaries as of June 30, 2003 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three and six-month periods then ended (the “Company

Financial Statements”). The December 31, 2002 consolidated statement of condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.01(g) (including the related notes, where applicable) fairly present, and the financial statements of the Company to be delivered by the Company to Parent pursuant to Section 6.13 of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements of the Company to be delivered by the Company to Parent pursuant to Section 6.13 of this Agreement will comply, with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been, and the financial statements of the Company to be delivered by the Company to Parent pursuant to Section 6.13 of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. SMC has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (h)  Absence of Certain Changes or Events.

(i) Except as reflected in the Company’s unaudited balance sheet as of June 30, 2003, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(ii) Since December 31, 2002, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices (except for the incurrence of expenses in connection with this Agreement).

(iii) Except as set forth in Section 5.01(h)(iii) of the Company Disclosure Schedule, since December 31, 2002, neither the Company nor any of its Subsidiaries has (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2002 (which amounts are included in Section 5.01(h)(iii) of the Company Disclosure Schedule), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (B) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, other than regular semi-annual stock dividends on the Company Common Stock, (C) effected or authorized any split, combination or reclassification of any of the Company’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Options, in each case awarded prior to the date hereof in accordance with their present terms, (D) changed any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including without limitation, any reserving, renewal or residual method, practice or policy, (E) made any contribution to or in respect of the Company ESOP other than in the ordinary course of business, (F) made any tax election by the Company or its Subsidiaries or any settlement or compromise of any income tax liability by the Company or its Subsidiaries, (G) made any material change in the Company’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (H) suffered any strike, work stoppage, slow-down, or other labor disturbance, (I) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (J) had any union organizing activities or (K) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

     (i)  Financial Controls and Procedures. During the periods covered by the Company Financial Statements, the Company and each of its Subsidiaries has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

     (j)  Regulatory Matters.

(i) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1999 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 5.01(j) of the Company Disclosure Schedule, no Governmental Authority has initiated any proceeding, or to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries, since December 31, 1999. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries. Each of the Company and the Company Bank is “well capitalized” as defined in applicable laws and regulations, and the Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(ii) Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Neither the Company nor any of its Subsidiaries has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (k)  Legal Proceedings.

(i) Section 5.01(k)(i) of the Company Disclosure Schedule contains a true and correct summary description as of the date hereof of any pending or, to the Company’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought.

(ii) Except as set forth in Section 5.01(k)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other Material Adverse Effect on the Company or which challenges the validity or propriety of either of the Transactions.

(iii) There is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has been advised of, or is aware of, the threat of any such action.

     (l)  Compliance With Laws. Each of the Company and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its

Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist).

     (m)  Material Contracts; Defaults.

(i) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of the Company or its Subsidiaries to indemnification from the Company or its Subsidiaries, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (D) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum or (E) which materially restricts the conduct of any business by the Company or any of its Subsidiaries (collectively, “Material Contracts”). The Company has previously delivered to Parent true, complete and correct copies of each such document.

(ii) Neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

     (n)  Brokers. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, the Company Financial Advisor in accordance with the terms of a letter agreement between the Company Financial Advisor and the Company, a true, complete and correct copy of which has been previously delivered by the Company to Parent.

     (o)  Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Company Employees”) and current or former directors of the Company including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified in Section 5.01(o)(i) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, have been provided to Parent.

(ii) All Company Benefit Plans other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Company nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(iv) All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company. Neither any Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

(vi) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. The Company or any of its Subsidiaries may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(vii) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of either of the Transactions will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Company Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (p)  Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, nor is the Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (q)  Environmental Matters.

(i) The Company and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) to the Company’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither the Company nor any of its Subsidiaries could be deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services)

involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property; and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

     (r)  Tax Matters.

(i)(A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations of the Tax Returns referred to in clause (A) conducted by any taxing authority have been paid in full, (F) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Company Group has waived any statutes of limitation with respect to any Taxes of the Company or any of its Subsidiaries.

(ii) The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of their three most recent taxable years ended on or before December 31, 2002.

(iii) Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the Company Financial Statements.

(iv) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person (other than the Company and its Subsidiaries).

(v) No closing agreements, private letter rulings or technical advice memoranda have been entered into with or issued by any taxing authority with respect to the Company and its Subsidiaries.

(vi) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transactions and (B) all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

     (s)  Investment Securities. Section 5.01(s) of the Company Disclosure Schedule sets forth the book and market value as of June 30, 2003 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

     (t)  Derivative Transactions.

(i) All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii) Except as set forth in Section 5.01(t)(ii) of the Company Disclosure Schedule, no Derivative Transaction, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” ‘Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of the

Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

(iii) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

     (u)  Loans; Nonperforming and Classified Assets.

(i) Except as set forth in Section 5.01(u)(i) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral (A) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of July 31, 2003, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (B) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 5.01(u)(i) of the Company Disclosure Schedule identifies (A) each Loan that as of July 31, 2003 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Company, any Company Subsidiary or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (B) each asset of the Company or any Company Subsidiary that as of July 31, 2003 was classified as other real estate owned (“OREO”) and the book value thereof.

(ii) Each Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens and (C) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii) The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and the Company’s lending policies at the time of origination of such Loans and are complete and correct.

(iv) Except as set forth in Section 5.01(u)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates the Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of the Company or its Subsidiary.

     (v)  Tangible Properties and Assets.

(i) Section 5.01(v)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the Company or any Company Subsidiary. Except as set forth in Section 5.01(v)(i) of the Company Disclosure Schedule, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, each of the Company and the Company Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (A) statutory Liens for amounts not yet delinquent and (B) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(ii) Section 5.01(v)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which each of the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, neither the Company nor any Company Subsidiary has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any of any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by the Company or any Company Subsidiary of, or material default by the Company or any Company Subsidiary in, the performance of any covenant, agreement or condition contained in any Lease, and to the Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. The Company and the Company Subsidiaries have paid all rents and other charges to the extent due under the Leases.

     (w)  Intellectual Property.

(i) The Company and its Subsidiaries own or have a valid license to use all the Company Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, all other the Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of the Company Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Merger and the Bank Merger will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property.

(ii) For purposes of this Agreement, the term “Intellectual Property” means (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (B) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); (D) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, “Software”); and (E) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies. For purposes of this Agreement, the term “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company or any of its Subsidiaries.

     (x)  Fiduciary Accounts. Since December 31, 1999, the Company and each of its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     (y)  Insurance.

(i) Section 5.01(y)(i) of the Company Disclosure Schedule identifies all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, the Company and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(ii) Section 5.01(y)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by the Company or its Subsidiaries. The value of such BOLI as of the date hereof is fairly and accurately reflected in the Company Financial Statements in accordance with GAAP.

     (z)  Transactions With Affiliates. All “covered transactions” between the Company Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions and the regulations of the Federal Reserve Board thereunder.

     (aa)  Antitakeover Provisions. Assuming the accuracy of the representation and warranty of Parent contained in Section 5.02(k), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the Transactions, including without limitation Chapters 110D and 110F of the Massachusetts General Laws, and the provisions of the Company Articles relating to special voting requirements for certain business combinations do not apply to this Agreement or either of the Transactions.

     (bb)  Fairness Opinion. The Company Board has received the written opinion of the Company Financial Advisor to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

     (cc)  Proxy Statement. As of the date of the Proxy Statement and the date of the meeting of the shareholders of the Company to which such Proxy statement relates, the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Parent included in the Proxy Statement pursuant to Section 5.02(j) hereof.

     (dd)  Disclosure. The representations and warranties contained in this Section 5.01, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.01 not misleading.

     5.02 Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows:

     (a)  Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Maine. Parent is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. Parent has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (b)  Subsidiaries. Parent Bank has been duly organized and is validly existing in good standing under the laws of the United States, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. Upon its organization, Parent Sub will be duly organized and validly existing under the laws of the State of Massachusetts. Parent owns all of the outstanding equity securities of Parent Bank, and following the organization of Parent Sub, Parent will own all of the outstanding equity securities of Parent Sub.

     (c)  Corporate Power. Each of Parent and Parent Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Parent and Parent Bank has, and upon its organization Parent Sub will have, the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Bank Merger Agreement, as applicable, and to consummate the Transactions, subject to receipt of all necessary approvals of Governmental Authorities.

     (d)  Corporate Authority. This Agreement and the Transactions have been authorized by all necessary corporate action of Parent and the Parent Board and following its organization this Agreement and the Transactions will be authorized by all necessary corporate action of Parent Sub and the Board of Directors of Parent Sub. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Following its organization, this Agreement will be duly executed and delivered by Parent Sub and, following such execution and delivery, assuming due authorization, execution and delivery by the Company, this Agreement will be a valid and legally binding agreement of Parent Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

     (e)  Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent, Parent Bank or Parent Sub of this Agreement or the Bank Merger Agreement, as applicable, or to consummate the Transactions, except for (A) filings of applications or notices with, and consents, approvals or waivers by, the Federal Reserve Board, the OCC, the FDIC, the Maine Superintendent, the New Hampshire Bank Commissioner, the Massachusetts Board and the MHPF, (B) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL and (C) the approval of this Agreement by Parent Sub. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent, Parent Bank and Parent Sub, as applicable, and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     (f)  Financial Statements. Parent has previously made available to the Company copies of (i) the consolidated statements of condition of Parent and its Subsidiaries as of December 31 for the fiscal years 2000 through 2002, inclusive, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000 through 2002, inclusive, as included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG, independent public accountants with respect to Parent, and (ii) the unaudited consolidated statements of condition of Parent and its Subsidiaries as of June 30, 2003 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three and six-month periods then ended as included in Parent’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed with the SEC under the Exchange Act. The December 31, 2002 consolidated statement of condition of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.02(f) (including the related notes, where applicable) fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (g)  Absence of Certain Changes or Events. Except as reflected in Parent’s unaudited balance sheet as of June 30, 2003, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

     (h)  SEC Reports. Parent has previously made available to the Company a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”) and (ii) communication mailed by Parent to its shareholders since December 31, 2000, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all Parent SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against Parent by the SEC relating to disclosures contained in any Company SEC Reports.

     (i)  Financial Ability. On the Effective Date, Parent or Parent Bank will have all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of Company Common Stock pursuant to Section 3.01(a) hereof.

     (j)  Proxy Statement Information. None of the information relating to Parent or its Subsidiaries, if any, which is expressly provided by Parent to the Company for inclusion in the Proxy Statement, as of the date of the Proxy Statement and the date of the meeting of the shareholders of the Company to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     (k)  Ownership of Company Common Stock. As of the date hereof, none of Parent or any of its Subsidiaries, or to Parent’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

     (l)  Legal Proceedings. Neither Parent nor Parent Bank is a party to any, and there are no pending or, to Parent’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or Parent Bank in which there is a reasonable likelihood of an adverse determination which would, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (m)  No Brokers. Neither Parent nor Parent Bank nor any of their respective directors or officers has incurred any liability for any broker’s fees, commissions or finder’s fees in connection with either of the Transactions for which the Company, any of its Subsidiaries or any of their respective directors or officers would be liable.

     (n)  Disclosure. The representations and warranties contained in this Section 5.02, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.02 not misleading.

ARTICLE VI

COVENANTS

     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger promptly as practicable and the consummation of the Bank Merger immediately after the Merger, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

     6.02 Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the Transactions (including any adjournment or postponement, the “Company Meeting”). The Company agrees to use its best efforts to convene the Company Meeting within thirty five (35) days after the initial mailing of the Proxy Statement to shareholders of the Company pursuant to Section 6.03(a), and in any event shall convene the Company Meeting within forty five (45) days after such mailing. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that, subject to the provisions of Section 8.01(g), the Company Board may withhold, withdraw, amend or modify its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided; further, that Section 6.06 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

     6.03 Proxy Statement; Regulatory Filings.

     (a)  The Company agrees to promptly prepare the Proxy Statement and to mail the Proxy Statement and an accompanying form of proxy to its shareholders within forty five (45) days after the date hereof. The Company shall provide Parent a reasonable opportunity to review the Proxy Statement and any amendments or supplements thereto prior to the Company’s distribution of such documents to shareholders of the Company.

     (b)  Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation (including the Proxy Statement), to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and any other transactions contemplated by this Agreement and the Bank Merger Agreement; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transactions.

     (c)  Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

     6.04 Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, in the case of Parent, the requirements of the New York Stock Exchange, Inc. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party.

     6.05 Access; Information.

     (a)  The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and its Subsidiaries and to such other information relating to the Company or its Subsidiaries as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of the Company or its Subsidiaries as Parent may reasonably request.

     (b)  All information furnished to Parent by the Company pursuant to Section 6.05(a) shall be subject to, and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement, dated as of July 29, 2003, between the Company and Parent (the “Confidentiality Agreement”).

     (c)  No investigation by Parent of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Parent and Parent Sub to consummate the Transactions.

     (d)  Notwithstanding anything contained in this Agreement to the contrary, the Company and Parent (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement beginning on the earliest of (i) the date of the public announcement of discussions relating to the transactions contemplated by this Agreement, (ii) the date of public announcement of the transactions contemplated by this Agreement or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transactions contemplated by this Agreement; provided, however, that neither the Company nor Parent (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement or the Bank Merger Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

     6.06. No Solicitation by the Company.

     (a)  The Company and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal. From the date of this Agreement through the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal; provided, however, that if, and only to the extent that, (A) the approval of the Merger Agreement by the Company’s stockholders has not occurred and (B) the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that such actions would be required in order for directors of the Company to comply with their respective fiduciary duties under applicable law, the Company may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.06(a) that the Company Board believes in good faith is or would be reasonably likely to result in a Superior Proposal, subject to providing twenty four (24) hour prior written notice of its decision to take such action to Parent and identifying the Person making the proposal and all the material terms and conditions of such proposal (the “Company Notice”) and compliance with Section 6.06(b), following delivery of the Company Notice (1) furnish information with respect to the Company to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in any such agreement between the Company and Parent, (2) participate in discussions or negotiations regarding such Superior Proposal and (3) authorize any statement or recommendation in support of such Superior Proposal and withhold, withdraw, amend or modify the recommendation referred in Section 6.02. Any violation of the foregoing restrictions by any of the Company’s representatives, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

     (b)  In addition to the obligations of the Company set forth in Section 6.06(a), the Company shall promptly, and in any event within twenty four (24) hours, advise Parent orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Parent informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to Parent all materials provided to or made available to any third party pursuant to this Section 6.06 which were not previously provided to Parent.

     6.07 Certain Policies. Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that neither the Company nor any of its Subsidiaries shall be obligated to take any action pursuant to this Section 6.07 unless and until Parent acknowledges, and the Company is satisfied, that all conditions to the Company’s obligation to consummate the Merger have been satisfied and that Parent shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by the Company or any of its Subsidiaries pursuant to this Section 6.07 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

     6.08 Indemnification.

     (a)  From and after the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of the Company or any of its Subsidiaries, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Company Articles and Company Bylaws or the equivalent documents of any Company Subsidiary, as applicable, in each case as in effect on the date hereof. Without limiting the foregoing, Parent also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Company Articles or similar governing document of the Company Bank and any other Subsidiary of the Company as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

     (b)  Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the

Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

     (c)  Prior to the Effective Time, Parent shall use its reasonable best efforts to cause the persons serving as directors and officers of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend in any one year more than an amount equal to 150% of the current annual amount expended by the Company to maintain such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.08(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

     (d)  If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.08.

     6.09 Employees; Benefit Plans.

     (a)  As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of the Company or its Subsidiaries under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting under the Parent Benefit Plans (other than Parent’s defined benefit pension plan) the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Parent to amend or terminate any of the Company Benefit Plans in accordance with their terms at any time, provided, however, that Parent shall continue to maintain the Company Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Parent Benefit Plan until the Company Employees are permitted to participate in the Parent Benefit Plans.

     (b)  At and following the Effective Time, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries existing as of the Effective Date, as well as all employment, severance or change-in-control agreements of the Company and its Subsidiaries which are identified in Section 5.01(o)(i) of the Company Disclosure Schedule, except as otherwise provided in the agreements referred in Section 6.09(g). Parent acknowledges that the Merger will constitute a “change-in-control” of the Company and the Company Subsidiaries for purposes of any employee benefit plans, agreements and arrangements of the Company and/or its Subsidiaries.

     (c)  If employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

     (d)  For a period of six months following the Effective Time, Parent or Parent Bank, at their sole cost and expense, shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, outplacement assistance services in accordance with Parent’s employment policies and practices, shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Parent or any of its Subsidiaries for which Parent reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Parent.

     (e)  All employees of the Company or a Company Subsidiary as of the Effective Time shall become employees of a Parent Subsidiary as of the Effective Time, and Parent or a Parent Subsidiary will use its reasonable best efforts to give such persons (other than any such person who is party to an employment agreement or a severance agreement) at least four weeks prior written notice of any job elimination after the Effective Time for a period of ninety (90) days following the Effective Time. Subject to such four-week notice requirement, Parent or a Parent Subsidiary shall have no obligation to continue the employment of any such person and nothing contained herein shall give any employee of the Company or a Company Subsidiary the right to continue employment with Parent or a Parent Subsidiary after the Effective Time. An employee of the Company or a Company Subsidiary (other than an employee who is party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Parent employee severance plan with respect to the Transactions, a copy of which the Company acknowledges has been provided to it by Parent.

     (f)  The Company ESOP shall be terminated as of the Effective Time, and the trustees of the Company ESOP shall utilize Merger Consideration received with respect to the unallocated shares of Company Common Stock held by the Company ESOP to repay in full the then-outstanding ESOP indebtedness. After repayment of such indebtedness, the remaining shares of unallocated Company Common Stock shall be allocated to the Company ESOP participants in accordance with the terms of the Company ESOP and applicable laws and regulations and distributed to participants in the Company ESOP as soon as practicable after the later of (i) the Effective Time and (ii) the receipt of a favorable determination letter for termination of the Company ESOP from the IRS. In connection with the termination of the Company ESOP, the Company shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the Company ESOP on termination and any amendments made to the Company ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any amendments to the Company ESOP requested by the IRS prior to the Effective Time shall be adopted by the Company, and any amendments requested by the IRS after the Effective Time shall be promptly adopted by Parent. Prior to the Effective Time, the Company and the Company Bank shall make contributions to, and payments on the loan of, the Company ESOP consistent with past practices on regularly scheduled payment dates.

     (g)  Concurrently with the execution of this Agreement, (i) Parent, the Company, the Company Bank and David S. Outhouse shall enter into a Termination and Release Agreement substantially in the form of Annex B hereto and (ii) Parent and David S. Outhouse shall enter into a Noncompetition Agreement substantially in the form of Annex C hereto.

     6.10. The Bank Merger. Parent and the Company agree to take all action necessary and appropriate to cause the Company Bank to merge with and into Parent Bank (the “Bank Merger”) in accordance with applicable laws and regulations and the terms of an agreement and plan of merger between Parent Bank and the Company Bank (the “Bank Merger Agreement”) immediately following consummation of the Merger. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Parent Bank to approve the Bank Merger Agreement, (ii) cause Parent Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of the Company Bank.

     6.11. Parent Sub. Subject to the receipt of any required approval of a Governmental Authority, Parent shall cause Parent Sub to be organized promptly after the execution of this Agreement. Following the organization of Parent Sub, Parent shall (i) cause Parent Sub to execute and deliver this Agreement and take all necessary action to complete the Merger, subject to the terms and conditions hereof, and (ii) adopt and ratify this Agreement in its capacity as the sole shareholder of Parent Sub.

     6.12. Advice of Changes. Parent and the Company shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article V in order to determine the fulfillment of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants and agreements of such parties contained herein.

     6.13. Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. Without limiting the foregoing, the Company agrees to provide Parent (i) within ten (10) days following the close of each calendar month between the date hereof and the Effective Time, a consolidated statement of financial condition at the end of such month and comparative consolidated statements of operations for such month and the same month in the prior year, (ii) a copy of each report filed by the Company and the Company Bank with a Governmental Authority within one (1) Business Day following the filing thereof and (iii) monthly updates of the information required to be set forth in Section 5.01(u)(i) of the Company Disclosure Schedule.

     6.14. Transition. Commencing following the date hereof, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the Company and its Subsidiaries, including the Company Bank, with the businesses of Parent and its subsidiaries following consummation of the Merger and the Bank Merger.

     6.15. Advisory Director. Effective at the Effective Time, Parent Bank shall appoint one current member of the Company Board selected by the Company and reasonably acceptable to Parent to serve as a member of the Massachusetts Advisory Board of Directors of Parent Bank following the Merger.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

     (a)  Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock.

     (b)  Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

     (c)  No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger or the Bank Merger.

     7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

     (a)  Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Parent. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (b)  Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (c)  Deposit of Merger Consideration. Parent shall have deposited with the Exchange Agent the Merger Consideration to be paid to holders of Company Common Stock pursuant to Article III hereof.

     (d)  Other Actions. Parent shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

     7.03. Conditions to Obligation of Parent. The obligations of Parent and Parent Sub to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

     (a)  Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (b)  Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (c)  Shareholder Agreements. Shareholder Agreements, substantially in the form attached as Annex A hereto, shall have been executed and delivered by each director of the Company concurrently with the Company’s execution and delivery of this Agreement.

     (d)  Consent of Option Holders. An acknowledgement of cancellation of the Company Options to be cancelled in accordance with Section 3.05 hereof and receipt of the payment to be made by the Company upon such cancellation in accordance with such Section 3.05, in a form which is reasonably acceptable to Parent, shall have been executed and delivered by holders of not less than 95% of the shares of Company Common Stock subject to Company Options outstanding on the date hereof which are not exercised or terminated in accordance with their terms on or prior to the Closing Date.

     (e)  Dissenting Shares. Dissenting Shares shall not represent 15% or more of the outstanding Company Common Stock.

     (f)  Other Actions. The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

     7.04. Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger or the Bank Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.01.

ARTICLE VIII

TERMINATION

     8.01. Termination. This Agreement may be terminated, and the Transactions may be abandoned:

     (a)  Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b)  No Regulatory Approval. By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Transactions shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

     (c)  No Shareholder Approval. By either Parent or the Company (provided in the case of the Company that it shall not be in material breach of any of its obligations under Section 6.02), if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

     (d)  Breach of Representations and Warranties. By either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 7.02(a) (in the case of a breach of a representation or warranty by Parent) or Section 7.03(a) (in the case of a breach of a representation or warranty by the Company).

     (e)  Breach of Covenants. By either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 7.02(b) (in the case of a breach of a covenant or agreement by Parent) or Section 7.03(b) in the case of a breach of a representation or warranty by the Company).

     (f)  Delay. By either Parent or the Company if the Merger shall not have been consummated on or before July 31, 2004, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

     (g)  Failure to Recommend. At any time prior to the Company Meeting, by Parent if (i) the Company shall have breached its obligations under Section 6.06, (ii) the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent, (iii) the Company Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Parent or a Subsidiary of Parent or (iv) the Company shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.02.

     8.02. Effect of Termination and Abandonment.

     (a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in this Section 8.02 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

     (b)  In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, the parties hereto agree that the Company shall pay to Parent a termination fee of $2.5 million (the “Termination Fee”) in the manner set forth below if:

(i) this Agreement is terminated by Parent pursuant to Section 8.01(g); or

(ii) (A) this Agreement is terminated by (1) Parent pursuant to Section 8.01(d) or (2) by either Parent or the Company pursuant to Section 8.01(c) and in the case of any termination pursuant to clause (1) or (2) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of the Company or the Company Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of the Company contemplated by this Agreement at the Company Meeting, in the case of clause (2), or the date of termination of this Agreement, in the case of clause (1), and (B) within eighteen (18) months after such termination of this Agreement, the Company or a Subsidiary of the Company enters into any agreement with respect to, or consummates, an Acquisition Transaction, provided that if the date of execution of such agreement is after twelve (12) months but within eighteen (18) months after such termination of this Agreement, the Termination Fee shall be payable by the Company to Parent upon consummation of the Acquisition Transaction which is the subject of such agreement, regardless of whether such consummation occurs within eighteen (18) months after termination of this Agreement or thereafter.

     Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

     (c)  The Company and Parent agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay Parent the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

     9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(b), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

     9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

     9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maine applicable to contracts made and to be performed entirely within such State.

     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

     9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to the Company to:

First & Ocean BanCorp
51 State Street
Newburryport, Massachussetts 01950
Attention:	David S. Outhouse
President and Chief Executive Officer
Fax: (978) 463-6400

     With a copy to:

Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110
Attention: Neal J. Curtin, Esq. and Stephen H. Faberman, Esq.
Fax: (617) 951-8736

     If to Parent to:

Banknorth Group, Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
Attention:	William J. Ryan
Chairman, President
and Chief Executive Officer
Fax: (207) 761-8587

     With a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.
12th Floor, The Walker Building
734 15th Street, N.W
Washington, D.C. 20005
Attention: Gerard L. Hawkins, Esq.
Fax: (202) 347-2172

     9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Shareholder Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transactions and this Agreement, the Confidentiality Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Parent’s obligation under Section 6.08, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08. Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

     9.09. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 2, 2003.

     9.11. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.12. Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of the Company set forth herein, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) there are no adverse tax consequences to the shareholders of the Company as a result of such modification and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities or otherwise materially delay consummation of the Merger.

[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANKNORTH GROUP, INC.

By:	/s/ Peter J. Verrill

Name: Peter J. Verrill
Title: Senior Executive Vice President
and Chief Operating Officer

FIRST & OCEAN BANCORP

By:	/s/ David S. Outhouse

Name: David S. Outhouse
Title: President and Chief
Executive Officer

By:	/s/ Alfred T. Santoro

Name: Alfred T. Santoro
Title: Treasurer

ANNEX A

SHAREHOLDER AGREEMENT

     SHAREHOLDER AGREEMENT (the “Agreement”), dated as of September 2, 2003, by and between           , a shareholder (“Shareholder”) of First & Ocean Bancorp (the “Company”), a Massachusetts corporation, and Banknorth Group, Inc., a Maine corporation (“Parent”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

     WHEREAS, Parent and the Company are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which a newly-formed subsidiary of Parent will merge with and into the Company on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Company Common Stock will be converted into $176.00 per share in cash, without interest; and

     WHEREAS, Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

     WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company, Shareholder shall:

(i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

2. No Transfers. Prior to the Company Meeting (as defined in the Merger Agreement), Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to the Company Meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such shareholder and (v) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

D. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

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4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

5. Term of Agreement; Termination.

A. The term of this Agreement shall commence on the date hereof.

B. This Agreement may be terminated at any time prior to consummation of the Merger by the written consent of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7. Notices. Notices may be provided to Parent and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.

8. Miscellaneous.

A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable

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only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Maine, without reference to its conflicts of law principles.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANKNORTH GROUP, INC.

By:

	Name:	Peter J. Verrill
	Title:	Senior Executive Vice President
and Chief Operating Officer

SHAREHOLDER:

(Signature)

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ANNEX I
SHAREHOLDER AGREEMENT

Shares of Company
Common Stock
Beneficially Owned
Name and Address of	(exclusive of unexercised	Options on Company
Shareholder	stock options)	Common Stock

ANNEX B

TERMINATION AND RELEASE AGREEMENT

     This Termination and Release Agreement (the “Agreement”) is entered into as of September 2, 2003 by and among David S. Outhouse (the “Executive”), First & Ocean BanCorp (the “Company”), a Massachusetts corporation, First & Ocean National Bank (the “Company Bank”), a national bank and a wholly-owned subsidiary of the Company, and Banknorth Group, Inc. (“Parent”), a Maine corporation (“Parent”).

RECITALS:

     WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of September 2, 2003 (the “Merger Agreement”); and

     WHEREAS, Section 6.09(g) of the Merger Agreement provides that Parent, the Company, the Company Bank and the Executive shall enter into this Agreement, which shall terminate the Employment Agreement by and among the Executive, the Company and the Company Bank dated January 1, 1996, as amended and restated (together with the Fringe Benefit Agreement among the Company, the Company Bank and the Executive dated December 8, 1998 included as Appendix A thereto, the Supplemental Retirement Program Agreement among the Company, the Company Bank and the Executive dated December 8, 1998 included as Appendix B thereto (the “SERP”), the Deferred Income Plan Agreement included as Appendix C thereto and the Company Trust included as Appendix D thereto, but not including the Collateral Assignment Split Dollar Agreement included as Appendix E thereto, the “Employment Agreement”), as of the Effective Date of the Merger, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein;

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, the Company, the Company Bank and Parent agree as follows:

     1.     Acknowledgement of Payment, Release and Waiver.

     (a)  On the Effective Date of the Merger, provided the Executive is still employed by the Company and the Company Bank immediately prior to such date, the Company and/or the Company Bank shall pay to the Executive a lump sum cash amount equal to five hundred sixty six thousand dollars ($566,000), subject to adjustment as set forth in Section 1(b) below (the “Maximum Amount”). In consideration of such payment and the other provisions of this Agreement, the Executive, the Company, the Company Bank and Parent hereby agree that, except as provided in Section 3 below, the Employment Agreement shall be terminated without any further action of any parties hereto, effective immediately prior to the Effective Time of the Merger.

     (b)  If the payment pursuant to Section 1(a) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Company, the

Company Bank or Parent, whether pursuant to this Agreement or otherwise, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable by the Company and/or the Company Bank pursuant to Section 1(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by the Company and/or the Company Bank under Section 1(a) being non-deductible to the Company and/or the Company Bank (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The parties hereto agree that the present value of the payments and benefits payable pursuant to this Agreement to the Executive upon termination of the Executive’s employment pursuant to Section 1(a) shall not exceed three times the Executive’s “base amount,” as that term is defined in Section 280G(b)(3) of the Code, less one dollar. The determination of any reduction in the payment to be made pursuant to Section 1(a) shall be based upon an analysis prepared by KPMG LLP and paid for by Parent. KPMG LLP shall provide its analysis no later than five (5) Business Days prior to the Effective Date of the Merger, and may use such actuaries as it may deem necessary or advisable for the purpose.

     (c)  On the earlier of the Effective Date of the Merger or December 30, 2003, the Company and/or the Company Bank shall terminate the SERP and pay to the Executive a lump sum cash amount equal to the actuarial equivalent present value of the Executive’s vested benefit under the SERP (currently estimated to be $1,784,357), using (i) the greater of a 6.65% interest factor or a discount rate equal to 120% of the applicable federal rate, compounded semiannually, as determined under Section 1274(d) of the Code for the month in which the Effective Date of the Merger occurs, and (ii) the average of the three highest total compensation years out of the five calendar years ended December 31, 2002, provided that the amount payable pursuant to this Section 1(c) shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by the Company and/or the Company Bank thereunder being non-deductible to the Company and/or the Company Bank (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

     (d)  On the Effective Date of the Merger, the Company and/or the Company Bank shall pay to the Executive a lump sum cash amount equal to the present value of the fully accrued benefit that would otherwise be payable to the Executive in 120 monthly installments under the Deferred Income Plan Agreement, provided that the amount payable pursuant to this Section 1(d) shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by the Company and/or the Company Bank thereunder being non-deductible to the Company and/or the Company Bank (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The present value calculation shall be determined by using a discount rate equal to 120% of the applicable federal rate, compounded semiannually, as determined under Section 1274(d) of the Code for the month in which the Effective Date occurs.

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     2.     Payment of Fringe Benefits.

     (a)  For a period of thirty-six (36) calendar months following the Effective Date of the Merger, Parent agrees to provide health, life and disability coverage pursuant to the policies offered to its employees for the Executive, his spouse and any of his dependents covered by comparable coverage provided by the Company or the Company Bank immediately prior to the Effective Date of the Merger, at the sole expense of Parent. In the event the Executive’s participation in any such plan or program is barred, Parent shall arrange to provide the Executive and his covered dependents, if any, with benefits substantially similar to those which the Executive and his covered dependents, if any, would otherwise have received under such plans and programs from which their continued participation is barred or provide their economic equivalent.

     (b)  Following the third year anniversary of the Effective Date, Parent agrees to provide to the Executive individual coverage under Parent’s group health insurance plan on the same terms as such coverage is provided to executive officers of Parent until the earlier of the Executive attaining age 65 and his obtainment of health insurance coverage from a subsequent employer. At the election of the Executive, the health coverage to be provided to the Executive pursuant to this paragraph shall include coverage for his spouse, provided that the Executive pays the cost of such coverage.

     (c)  For a period of three years after the Effective Date, Parent shall provide the Executive with the continued use of the automobile being provided to him by the Company immediately prior to the Effective Date. At the expiration of such period, the Executive shall have an option for ten (10) Business Days to purchase from Parent the automobile at the then existing book value of the automobile on Parent’s books, with the purchase price to be paid solely by the Executive.

     (d)  For purposes of Section 1 hereof, the benefits to be provided by Parent pursuant to Sections 2(a) through 2(c) above shall be discounted to present value in accordance with Section 280G of the Code. In calculating the value of the benefits to be provided pursuant to Section 2(a) above, the parties agree to assume that the premiums in effect at the Effective Date will increase by 15% per year (10% per year for life and disability coverage) to cover anticipated premium increases over the 36 month period specified in Section 2(a) above. The value of the benefits to be provided by Parent pursuant to Section 2(b) above shall be based on a schedule of projected premium costs to be prepared by Parent. The costs of providing the continued use of the automobile pursuant to Section 2(c) above shall be based upon the costs to the Company and/or the Company Bank prior to the Effective Date, with such costs increased by 10% per year to cover anticipated increases. The present value calculations shall be based on the applicable federal rates published by the Internal Revenue Service for the month in which the Effective Date of the Merger occurs, as determined in accordance with Section 280G of the Code. The aggregate present value of the benefits to be provided by Parent pursuant to Sections 2(a) through 2(c) hereof, as determined as of the Effective Date of the Merger based upon the above provisions, is referred to herein as the “Initial Present Value Amount.”

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     (e)  In the event the costs to Parent of providing the benefits set forth in Sections 2(a) through 2(c) increase due to increases in premiums or otherwise and the effect of such increase is to increase the present value of the benefits provided by Parent above the Initial Present Value Amount (the “Adjusted Present Value Amount”), Parent shall advise the Executive in writing of the increased costs of such benefits and, within ten (10) Business Days following Parent’s provision of such notice, and in any event prior to Parent’s incurrence of any such increased costs, the Executive shall elect to either reduce one or more of such benefits or pay a share of the total cost of providing such benefits so that the Adjusted Present Value Amount does not exceed the Initial Present Value Amount.

     3.     Releases.

          (a) Upon payment of the amounts set forth in Section 1(a) hereof (as such amount may be adjusted pursuant to Section 1(b) hereof) and Sections 1(c) and 1(d) hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge the Company, the Company Bank and their successors from any obligation under the Employment Agreement, provided that, notwithstanding the foregoing, the Executive does not hereby release the Company, the Company Bank and their successors from any obligation to the Executive under (i) Section 5(h) of the Employment Agreement with respect to payments by them to the Executive, which the parties hereto agree shall remain in full force and effect, and (ii) any employee benefit plan of the Company or the Company Bank pursuant to which the Executive has any accrued rights or is entitled to any benefits or payments, including without limitation the Collateral Assignment Split Dollar Agreement included as Appendix E to the Employment Agreement. The obligations of Parent to provide benefits pursuant to Sections 2(a) through 2(c) above shall continue for the periods specified therein.

          (b) For and in consideration of the commitments made herein by the Executive, each of the Company and the Company Bank for itself, and for its successors and assigns, does hereby release completely and forever discharge the Executive and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any obligation under the Employment Agreement.

     4.     General.

     (a)  Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

     (b)  Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

     (c)  Withholdings. The Company, the Company Bank and Parent may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as may be required to be withheld pursuant to applicable law or regulation.

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     (d)  Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Maine, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

     (e)  Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

     (f)  Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

     5.     Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature page follows]

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     IN WITNESS WHEREOF, the Company, the Company Bank and Parent have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name: Joanne Cronin	Name: David S. Outhouse

ATTEST:	FIRST & OCEAN BANCORP

By:

Name: Joanne Cronin	Name:	Josiah H. Welch
	Title:	Chairman

ATTEST:	FIRST & OCEAN NATIONAL BANK

By:

Name: Joanne Cronin	Name:	Josiah H. Welch
	Title:	Chairman

ATTEST:	BANKNORTH GROUP, INC.

By:

Name: Carol L. Mitchell	Name:	Peter J. Verrill
	Title:	Senior Executive Vice President and
Chief Operating Officer

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ANNEX C

NONCOMPETITION AGREEMENT

     This Agreement (the “Agreement”) is entered into as of September 2, 2003, by and between Banknorth Group, Inc. (“Parent”) and David S. Outhouse (the “Executive”).

RECITALS:

     WHEREAS, Parent and First & Ocean BanCorp (the “Company”) have entered into an Agreement and Plan of Merger, dated as of September 2, 2003 (the “Merger Agreement”); and

     WHEREAS, the Executive is President and Chief Executive Officer of the Company and First & Ocean National Bank (the “Company Bank”), the Company’s wholly-owned banking subsidiary, and upon completion of the Merger (as defined in the Merger Agreement) will no longer hold such positions; and

     WHEREAS, the parties hereto recognize and acknowledge the interest of Parent in protecting the business and goodwill associated with the Company and the Company Bank following the Merger by having the Executive enter into this Agreement;

     NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.     Any capitalized terms not defined in this Agreement shall have as their meanings the definitions contained in the Merger Agreement.

     2.     The Executive agrees that during the four (4) year period following the Effective Date of the Merger, the Executive will not, directly or indirectly, (i) become a director, officer, employee, shareholder, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any county in the Commonwealth of Massachusetts (other than Berkshire, Franklin, Hampden and Hampshire Counties) or in Rockingham County in the State of New Hampshire (the aforementioned counties are collectively referred to herein as the “Counties” and individually a “County”) or any other entity whose business in the aforesaid Counties materially competes with the depository, lending or other business activities of Parent or its subsidiaries or affiliates (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of Parent or any of its subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of Parent or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with Parent or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between Parent or its subsidiaries and any such customers.

     3.     In consideration of the obligations and commitments of the Executive under this Agreement, Parent shall pay to the Executive an amount equal to one million two hundred thirty thousand dollars ($1,230,000) on the Effective Date of the Merger.

     4.     Notwithstanding any other provision hereof, the Executive agrees to treat as confidential all information (excluding, however, information contained in publicly available reports filed by Parent or any parent holding company with any governmental entity and information published or disclosed to the public by a third party) concerning the records, properties, books, contracts, commitments and affairs of Parent and/or its subsidiaries and affiliates, including but not limited to, information regarding accounts, shareholders, finances, strategies, marketing, customers and potential customers (their identities, preferences, likes and dislikes) and other information of a similar nature not available to the public.

     5.     The term of this Agreement shall expire four (4) years after the Effective Date of the Merger.

     6.     No rights under this Agreement shall be assignable nor duties delegable by either party, except that Parent may assign any of its rights hereunder to any acquiror of all or substantially all of the assets of Parent. This Agreement will inure to the benefit of and be binding upon any successor to Parent by merger or consolidation or any other change in form or any other person or firm or entity to which all or substantially all of the assets and business of Parent may be sold or otherwise transferred. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, their successors in interest and permitted transferees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary.

     7.     This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Maine, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

     8.     Parent may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as may be required to be withheld pursuant to applicable law or regulation.

     9.     It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 2 of this Agreement with respect to the Counties shall be deemed to be separate covenants with respect to each County, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the Counties, such conclusion or finding shall in no way render invalid or unenforceable the

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covenants herein with respect to any other County. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

     10.     The Executive acknowledges that Parent would not have entered into the Merger Agreement or intend to consummate the Merger unless the Executive had, among other things, entered into this Agreement. Any breach of this Agreement will result in irreparable damage to Parent for which Parent will not have an adequate remedy at law. In addition to any other remedies and damages available to Parent, the Executive further acknowledges that Parent shall be entitled to injunctive relief hereunder to enjoin any breach of this Agreement, and the parties hereby consent to an injunction in favor of Parent by any court of competent jurisdiction, without prejudice to any other right or remedy to which Parent may be entitled. The Executive represents and acknowledges that, in light of his experience and capabilities, the Executive can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by Parent or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. In the event of a breach of this Agreement by the Executive, the Executive acknowledges that in addition to or in lieu of Parent seeking injunctive relief, Parent may also seek to recoup in a judicial proceeding any or all amounts paid by Parent to the Executive pursuant to Section 3 hereof. Each of the remedies available to Parent in the event of a breach by the Executive shall be cumulative and not mutually exclusive.

     11.     If an action is instituted to enforce any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the losing party such party’s reasonable attorneys’ fees and costs.

     12.     Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature page follows]

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     IN WITNESS WHEREOF, Parent has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name: Joanne Cronin	Name:	David S. Outhouse

ATTEST:	BANKNORTH GROUP, INC.

By:

Name: Carol L. Mitchell	Name: Title:	Peter J. Verrill Senior Executive Vice President and Chief Operating Officer

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